Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)

OKLAHOMA	73-1481638
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of Principal Executive Offices Including Zip Code)

OGE ENERGY CORP. 2003 STOCK INCENTIVE PLAN
(Full title of the plan)

ROBERT J. JOSEPH	STEVEN E. MOORE
Jones Day 77 West Wacker Chicago, Illinois 60601 (312) 269-4176	Chairman of the Board, President and Chief Executive Officer OGE Energy Corp. 321 North Harvey P.O. Box 321 Oklahoma City, Oklahoma 73101-0321 (405) 553-3000

(Name and address of agents for service)

CALCULATION OF REGISTRATION FEE
Title of Each class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock (par value $0.01 per share)	2,700,000	$23.365	$63,085,500(2)	$7,993
Rights to Purchase Series A Preferred
Stock (par value $0.01 per share)(3)	1,350,000

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration
Statement also covers an indeterminate amount of additional securities in order to adjust the number of securities reserved for issuance pursuant to the plan as a result of a stock split, stock dividend or similar transaction affecting Common Stock.

(2)	This amount is an estimate made solely for the purpose of calculating the registration fee pursuant to Rule
457(c) under the Securities Act of 1933, as amended, and is based on the average of the high and low prices of the registrant’s common stock on the New York Stock Exchange on May 19, 2004.

(3)	One-half right to purchase one one-hundredth (1/100) of a share of Series A preferred stock automatically trades with each share of common stock.

Part II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

            The following documents as filed with the Securities and Exchange Commission (“SEC”) are incorporated herein by reference:

(1)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(3)	Registrant’s Current Reports on Form 8-K dated January 16, 2004, January 28, 2004, March 29, 2004, March 30, 2004, April 30, 2004, May 3, 2004 and May 5, 2004;

(4)	The description of the Registrant’s Common Stock filed as Exhibit 99.02 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 1, 2000.

(5)	The description of the Registrant’s rights to purchase Series A preferred stock contained in the Registrant’s Form 8-A filed with the SEC on November 1, 2000.

            All documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities

            The Registrant’s Common Stock is registered under Section 12 of the Exchange Act. The Registrant also has Rights to Purchase Series A Preferred Stock which are registered under Section 12 of the Exchange Act, and which automatically trade at this time with the Common Stock.

Item 5.  Interests of Named Experts and Counsel

            The consolidated financial statements and schedule of OGE Energy Corp. appearing in OGE Energy Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 6.  Indemnification of Directors and Officers

            Provisions of the Annotated Oklahoma Statutes provide that the Registrant may, and in some circumstances must, indemnify the directors and officers of the Registrant against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity subject to certain limitations and conditions set forth in the statutes. The Registrant’s Restated Certificate of Incorporation contains substantially similar provisions that require such indemnification. The Restated Certificate of Incorporation is filed as Exhibit 3.01 to the Registrant’s Form 10-K for the year ended December 31, 1996, File No. 001-12579 and incorporated herein by this reference. The Registrant’s Restated Certificate of Incorporation also contains provisions limiting the liability of the Registrant’s directors in certain instances. The Registrant has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed

            Not applicable.

Item 8.  Exhibits

4.01	OGE Energy Corp. 2003 Stock Incentive Plan (incorporated by reference to Annex A of Registrant’s Proxy Statement filed March 31, 2003; File No. 1-12579).
5.01	Opinion of Counsel.
23.01	Consent of Ernst & Young LLP.
23.02	Consent of Counsel (included in Exhibit 5.01).
24.01	Power of Attorney.

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a)

or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, State of Oklahoma, on May 21, 2004.

                OGE ENERGY CORP.

By:	/s/ Steven E. Moore
Steven E. Moore Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the date listed above by the following persons in the capacities indicated.

Signature	Title	Date
* Steven E. Moore	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 21, 2004
* James R. Hatfield	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 21, 2004
* Donald R. Rowlett	Vice President and Controller (Principal Accounting Officer)	May 21, 2004
* Herbert H. Champlin	Director	May 21, 2004
* Luke R. Corbett	Director	May 21, 2004
* William E. Durrett	Director	May 21, 2004
* Martha W. Griffin	Director	May 21, 2004
* John D. Groendyke	Director	May 21, 2004
* Robert Kelley	Director	May 21, 2004
* Ronald H. White, M.D.	Director	May 21, 2004
* J. D. Williams	Director	May 21, 2004
* /s/ James R. Hatfield James R. Hatfield	Attorney-in-Fact	May 21, 2004

EXHIBIT INDEX

4.01	OGE Energy Corp. 2003 Stock Incentive Plan (incorporated by reference to Annex A of Registrant’s Proxy Statement filed March 31, 2003; File No. 1-12579).
5.01	Opinion of Counsel.
23.01	Consent of Ernst & Young LLP.
23.02	Consent of Counsel (included in Exhibit 5.01).
24.01	Power of Attorney.

EXHIBIT 5.01

[LETTERHEAD OF RAINEY, ROSS, RICE & BINNS]

May 20, 2004

OGE Energy Corp.
321 N. Harvey
Oklahoma City, Oklahoma 73101

RE:	2,700,000 Shares of Common Stock, par value $0.01 per share, Issued Pursuant to OGE Energy Corp.
2003 Stock Incentive Plan and 1,350,000 Rights to Purchase Series A Preferred Stock of OGE
Energy Corp. Issued Pursuant to an Amended and Restated Rights Agreement dated October 10, 2000
Between OGE Energy Corp. and ChaseMellon Shareholder Services, as successor Rights Agent (the
“Rights Agreement”).

Ladies and Gentlemen:

        We have acted as counsel for OGE Energy Corp. (the “Company”) in connection with the proposed issuance of the Common Stock and the Rights referred to above (the “Shares” and the “Rights”, respectively) pursuant to the OGE Energy Corp. 2003 Stock Incentive Plan. The Shares and the Rights are the subject of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to which this opinion, with our consent, is attached as an exhibit.

        As to certain questions of fact, we have relied upon statements and certificates of certain officers of the Company and other professionals retained by the Company. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. We have reviewed all records, instruments and documents which we have deemed necessary for the purpose of this opinion.

        Based upon the foregoing and upon our general familiarity with the property and affairs of the Company, we are of the opinion that:

1.	The Company is a validly organized and legally existing corporation under the laws of the State of Oklahoma.

2.	When, as and if the Shares have been duly issued and delivered, and the consideration for the Shares has been duly received by the Company, all in the manner contemplated by the Registration Statement, the Shares will be legally issued, fully paid, and non-assessable shares of stock of the Company.

3.	When, as and if the Rights are issued and delivered in accordance with the terms of the Rights Agreement, such Rights will be validly issued.

Respectfully,
RAINEY, ROSS, RICE & BINNS
By:	/s/ Hugh D. Rice Hugh D. Rice

EXHIBIT 23.01

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement (Form S-8) pertaining to the registration of 2,700,000 shares of OGE Energy Corp. common stock and associated rights to purchase Series A preferred stock and to the incorporation by reference therein of our report dated January 30, 2004, with respect to the consolidated financial statements and schedule of OGE Energy Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma
May 19, 2004

EXHIBIT 24.01

POWER OF ATTORNEY

        WHEREAS, OGE ENERGY CORP., an Oklahoma corporation (herein referred to as the “Company”) is about to file with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended, a Registration Statement on Form S-8 relating to the issuance and sale of up to 2,700,000 shares of the Company’s common stock and the associated rights to purchase series A preferred stock of the Company trading therewith; and

        WHEREAS, each of the undersigned holds the office or offices in the Company herein below set opposite his or her name, respectively;

        NOW, THEREFORE, each of the undersigned hereby constitutes and appoints STEVEN E. MOORE and JAMES R. HATFIELD and each of them individually, his or her attorney with full power to act for him or her and in his or her name, place and stead, to sign his or her name in the capacity or capacities set forth below to the Form S-8 Registration Statement relating to the issuance and sale of up to 2,700,000 shares of the Company’s common stock and the associated rights to purchase the Company’s series A preferred stock trading therewith and to any and all amendments (including post-effective amendments) to such Registration Statement, and hereby ratifies and confirms all that said attorney may or shall lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 20th day of May, 2004.

Steven E. Moore, Chairman, Principal Executive Officer and Director	/ s / Steven E. Moore
Herbert H. Champlin, Director	/ s / Herbert H. Champlin
Luke R. Corbett, Director	/ s / Luke R. Corbett
William E. Durrett, Director	/ s / William E. Durrett
Martha W. Griffin, Director	/ s / Martha W. Griffin
John D. Groendyke, Director	/ s / John D. Groendyke
Robert Kelley, Director	/ s / Robert Kelley
Ronald H. White, M.D., Director	/ s / Ronald H. White, M.D
J. D. Williams, Director	/ s / J. D. Williams
James R. Hatfield, Principal Financial Officer	/ s / James R. Hatfield
Donald R. Rowlett, Principal Accounting Officer	/ s / Donald R. Rowlett
STATE OF OKLAHOMA ) ) SS COUNTY OF OKLAHOMA )

        On the date indicated above, before me, Shirley Kay Phinney, Notary Public in and for said County and State, personally appeared the above named directors and officers of OGE ENERGY CORP., an Oklahoma corporation, and known to me to be the persons whose names are subscribed to the foregoing instrument, and they severally acknowledged to me that they executed the same as their own free act and deed.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the 20th day of May, 2004.

/s/ Shirley Kay Phinney
By: Shirley Kay Phinney Notary Public in and for the County of Oklahoma, State of Oklahoma

My commission expires
March 7, 2006